Exhibit 21

The following is a list of the subsidiaries of the registrant as of February 28, 2006. Each such subsidiary does business under its corporate name.

Subsidiary	Jurisdiction of Incorporation
Afton Chemical Additives Corporation	Virginia
Afton Chemical Asia Pacific LLC	Virginia
Afton Chemical Canada Corporation	Province of Ontario, Canada
Afton Chemical Canada Holdings, Inc.	Virginia
Afton Chemical Corporation	Delaware
Afton Chemical de Mexico S.A. de C.V.	Mexico
Afton Chemical de Venezuela, C.A.	Venezuela
Afton Chemical GmbH	Germany
Afton Chemical Industria de Aditivos Ltda	Brazil
Afton Chemical Intangibles LLC	Virginia
Afton Chemical Japan Corporation	Japan
Afton Chemical Japan Holdings, Inc.	Virginia
Afton Chemical Limited	United Kingdom
Afton Chemical S.P.R.L.	Belgium
Afton Cooper Limited	United Kingdom
EID Corporation	Liberia
Ethyl Administration GmbH	Switzerland
Ethyl Asia Pacific LLC	Virginia
Ethyl Canada Holdings, Inc.	Virginia
Ethyl Canada Inc.	Province of Ontario, Canada
Ethyl Corporation	Virginia
Ethyl Europe S.P.R.L.	Belgium
Ethyl Export Corporation	Virginia
Ethyl Foreign Sales Corporation	U.S. Virgin Islands
Ethyl Interamerica Corporation	Delaware
Ethyl Services GmbH	Switzerland
Ethyl Services Limited	United Kingdom
Ethyl UK Limited	United Kingdom
Ethyl Shipping Company Limited	United Kingdom
Ethyl Ventures, Inc.	Virginia
Interamerica Terminals Corporation	Virginia
Libby G. Corporation	Liberia
NewMarket Services Corporation	Virginia
Old Town L.L.C.	Virginia
The Edwin Cooper Corporation	Virginia
Servicios Afton de Mexico, S.A. de C.V.	Mexico